FOR IMMEDIATE RELEASE

Harley-Davidson Delivers Second Quarter Financial Results and Raises Full-Year Guidance

MILWAUKEE (July 23, 2026) – Harley-Davidson, Inc. (“Harley-Davidson,” “HDI,” or the “Company”) (NYSE: HOG) today reported second quarter 2026 results and raised full-year guidance.

“Our second-quarter performance reflects strength in our domestic retail business, continued focus on healthy dealer inventory levels and the exceptional commitment of our dealer network. We also made meaningful progress against our Back to the Bricks strategic initiatives, strengthening execution across the business and driving improved profitability. Given this progress, our first-half results, and our market share gains, we are raising our full-year guidance and remain confident in our ability to create long-term value for shareholders,” said Artie Starrs, President and CEO, Harley-Davidson.

Second Quarter 2026 Highlights

•North American retail motorcycle sales of 29,751 units, up 3% vs. prior year
•Global dealer inventory of new motorcycles ended Q2 ’26 down 17% vs. end Q2 ’25
•Introduced 2026 Super Glide® in June
•HDMC global motorcycle shipments of 39,209, up 9% vs. prior year
•Net Income attributable to HDI of $80 million, down 26% from prior year primarily due to HDFS shift to capital light model, partially offset by HDMC improvement
•HDMC revenue of $1.1 billion, up 6% vs. prior year
•HDMC Adjusted EBITDA margin of 10.4%, up from 9.3% in Q2 ’25
•HDFS operating income margin of 18.5%, down from 27.1% in Q2 ’25
•Delivered diluted EPS of $0.75, down 15% vs. prior year
•Q2 performance enabled raising FY 2026 guidance for retail sales and wholesale shipments as well as HDMC & HDFS operating income

Second Quarter 2026 Results

Harley-Davidson, Inc. Consolidated Financial Results

$ in millions (except EPS)	2nd quarter
	2026	2025	Change
Revenue	$1,230	$1,307	-6%
Operating Income	$76	$112	-32%
Net Income Attributable to HDI	$80	$108	-26%
Diluted EPS	$0.75	$0.88	-15%

Consolidated revenue in the second quarter was down 6 percent, driven largely by an HDFS revenue decrease of 55 percent.

Consolidated operating income in the second quarter was down 32 percent, driven largely by a decline of 69 percent at HDFS, partially offset by an increase of 18 percent at HDMC. At the LiveWire segment, the operating loss improved by $1 million and was 4 percent lower than the prior year loss. Consolidated operating income margin in the second quarter was 6.2 percent relative to 8.6 percent in the second quarter a year ago.

Harley-Davidson Motor Company (HDMC) – Results

$ in millions	2nd quarter
	2026	2025	Change
Motorcycle Shipments (thousands)	39.2	35.8	9%
Revenue	$1,104	$1,044	6%
Motorcycles	$848	$778	9%
Parts & Accessories	$177	$187	-5%
Apparel & Licensing	$62	$61	2%
Other	$17	$18	-4%
Gross Margin	27.5%	28.6%	-1.1 pts.
Operating Income	$72	$61	18%
Operating Margin	6.6%	5.9%	0.7 pts.

Adjusted EBITDA[1]	$115	$97	18%
Adjusted EBITDA Margin %[1]	10.4%	9.3%	1.1 pts.
1 “Adjusted EBITDA” and “Adjusted EBITDA Margin %” are non-GAAP terms. Please see below for full reconciliation to the most directly comparable GAAP financial measures.

Second quarter global motorcycle shipments increased 9 percent, while wholesale unit shipments were lower than retail unit sales. This is aligned with Company plans as dealer inventory management remains a top priority. Revenue was up 6 percent driven by increased shipments and favorable foreign exchange effects, partially offset by net pricing. Parts & Accessories revenue was down 5 percent and Apparel & Licensing revenue was up 2 percent.

Second quarter gross margin came in at 27.5 percent, which was down 108 basis points versus prior year. Gross profit was impacted favorably by manufacturing and other costs, including a tariff recovery that benefited gross profit. The favorability was offset by unfavorable product mix, net pricing, raw materials, and foreign exchange effects. Operating expenses came in $6 million lower than a year ago, at $232 million, including a restructuring expense of $3 million. Second quarter operating income margin was 6.6 percent compared to 5.9 percent in the prior year quarter.

Harley-Davidson Retail Motorcycle Sales

Motorcycles (thousands)	2nd quarter
	2026	2025	Change
North America	29.8	28.9	3%
EMEA	7.0	7.6	-9%
Asia Pacific	5.0	5.0	0%
Latin America	0.8	0.7	4%
Worldwide Total	42.5	42.3	1%

Global retail motorcycle sales in the second quarter were up 1 percent versus prior year, reflecting North American growth and soft international results. North American retail was up 3 percent, driven by continued strength in the Touring and Sport categories and a positive response to the new ’26 motorcycle line-up. EMEA retail performance, down 9 percent, was characterized by positive results in the Touring and Sport categories, while the German region2 experienced a decline. APAC retail performance was slightly positive in the quarter, where Australia & New Zealand led the region from a growth standpoint. Latin America retail was characterized by strong gains in Mexico and a modest decline in Brazil.

2 The German region includes Germany, Austria, and Switzerland

Harley-Davidson Financial Services (HDFS) – Results

$ in millions	2nd quarter
	2026	2025	Change
Revenue	$117	$257	-55%
Operating Income	$22	$70	-69%

In the second quarter, HDFS revenue was down 55 percent from prior year, driven by lower retail finance receivables. The decline in retail receivables was due to the sale of loan assets that took place in the second half of 2025. Other income within HDFS revenue was favorable year-over-year due to new servicing fees.

HDFS operating income came in at $22 million in the second quarter, a decrease of $48 million or 69 percent from the prior year period. On the expense side, both interest expense and the provision for credit loss expense were significantly lower, which was due to the decreased size of the retail loan portfolio and related debt on a year-over-year basis. Operating expenses increased by $3 million versus prior year. Total quarter-end net finance receivables, including both retail and wholesale loans, were $2.6 billion, a 64 percent decline compared to the prior year primarily due to the sale of loan assets that took place in the second half of 2025.

LiveWire – Results

$ in millions	2nd quarter
	2026	2025	Change
Revenue	$9	$6	52%
Operating Loss	($18)	($19)	4%
Adjusted EBITDA	($15)	($16)	5%

LiveWire revenue for the second quarter increased by 52 percent. The revenue increase was due to higher electric motorcycle unit sales and higher STACYC electric balance bike sales. LiveWire’s operating loss of $18 million in the second quarter compared to a loss of $19 million in the prior year period.

Harley-Davidson, Inc. Other Results – Six Months ended June 30, 2026

•Net cash use of $60 million from operating activities
•Effective tax rate was 25%
•Paid cash dividends of $41 million
•Repurchased $158 million of shares (7.9 million shares) on a discretionary basis
•Cash and cash equivalents of $1.9 billion as of June 30

2026 Financial Outlook

For the full year 2026, the Company is revising its financial guidance and now expects:

•HDMC global motorcycle retail sales of 133,500 to 138,500 units from a previously expected range of 130,000 to 135,000 units
•HDMC global motorcycle wholesale shipments of 133,500 to 138,500 units from a previously expected range of 130,000 to 135,000 units
•HDMC operating income of $10 million to $50 million from a previously expected range of a $40 million loss to a $10 million profit
•HDFS operating income of $55 million to $70 million from a previously expected range of $45 million to $60 million

For the full year 2026, the Company continues to expect:

•LiveWire operating loss of $70 to $80 million
•Harley-Davidson, Inc. capital investments of $175 million to $200 million

Company Background
Since 1903, Harley-Davidson has defined motorcycle culture by delivering a motorcycle lifestyle with distinctive and customizable motorcycles, parts & accessories, experiences, riding gear and apparel. What We Make: The World’s Best Motorcycles. Period. Who We Serve: Motorcycle Riders Worldwide. Why We Do It: To Protect and Grow Motorcycle Culture. What We Stand For: Life, Liberty and the Pursuit of Happiness. Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and has a controlling interest in Harley-Davidson Financial Services and LiveWire Group, Inc. Harley-Davidson Financial Services provides financing, insurance and other programs to help get riders on the road. LiveWire is committed to developing the technology of the future and investing in the capabilities needed to lead the transformation of motorsports. Learn more at harley-davidson.com.

Webcast
Harley-Davidson will discuss its financial results and outlook on an audio webcast at 8:00 a.m. CDT today. The webcast login and supporting slides can be accessed at  http://investor.harley-davidson.com/news-and-events/events-and-presentations. The audio replay will be available by approximately 10:00 a.m. CDT.

Cautionary Note Regarding Forward-Looking Statements
The Company intends that certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by reference to this footnote or because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” “projects,” “may,” “will,” “estimates,” “targets,” “intends,” “forecasts,” “is on track,” “remains confident,” “seeks,” “sees,” “should,” “feels,” “commits,” “assumes,” “envisions,” or words of similar meaning. Similarly, statements that describe or refer to future expectations, future plans, strategies, objectives, outlooks, targets, guidance, commitments or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this press release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are only made as of the date of this press release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the Company’s ability to: (a) execute its business plans and strategies, including without limitation the Back to the Bricks strategic plan, successfully execute its approach to a full enterprise economic model, and strengthen its existing businesses while allowing for growth; (b) manage supply chain and logistics issues, including without limitation quality issues, unexpected interruptions or price increases caused by supplier volatility, raw material shortages, inflation, war or other hostilities, including the conflict in Iran, or natural disasters and longer shipping times and increased logistics costs; (c) manage and predict the impact that new, reinstated or adjusted tariffs may have on the Company’s ability to sell products domestically and internationally, and the cost of raw materials and components, including tariffs recently imposed or that may be imposed by the U.S. on foreign goods or rebalancing or other tariffs recently imposed or that may be imposed by foreign countries on U.S. goods; (d) accurately analyze, predict and react to changing market conditions, interest rates, and geopolitical environments, and successfully adjust to shifting global consumer needs and interests, including successfully realigning its product portfolio, which encompasses re-introducing the Sportster; (e) accurately predict the margins of its segments in light of, among other things, tariffs, rebalancing trade measures, inflation, foreign currency exchange rates, the cost associated with product development initiatives and the Company’s complex global supply chain; (f) maintain and enhance the value of the Harley-Davidson brand, including detecting and mitigating or remediating the impact of activist collective actions, such as calls for boycotts and other brand-damaging behaviors that could harm the Company’s brand or business; (g) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, and the changing domestic and international political environments, including as a result of the conflict in Iran; (h) successfully access the capital and/or credit markets on terms that are acceptable to the Company and within its expectations; (i) successfully carry out its global manufacturing and assembly operations; (j) develop and introduce products, services and experiences on a timely basis that the market accepts, that enable the Company to generate desired sales levels and that provide the desired financial returns, including successfully implementing and executing plans to shift to a rider-centric portfolio that includes a focus on accessibility and customization and growing its Parts & Accessories and Motor Clothes and apparel businesses; (k) perform in a manner that enables the Company to benefit from market opportunities while competing against existing and new competitors; (l) successfully manage and reduce costs throughout the business; (m) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles; (n) prevent, detect and remediate any issues with its motorcycles or any issues associated with the design, manufacturing, or assembly processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, and carry out any product programs or recalls within expected costs and timing; (o) successfully manage and reduce costs throughout the business; (p) continue to develop the capabilities of its distributors and dealers, effectively implement changes relating to its full enterprise economic model, and manage the risks that its dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand; (q) realize the desired business benefits from LiveWire operating as a separate public company, which may be affected by, among other things: (i) the ability of LiveWire to execute its plans to develop, produce, market and sell its electric vehicles; (ii) the demand for and consumer willingness to adopt two- and three-wheeled electric vehicles; (iii) the ability of LiveWire to obtain sufficient funding from sources other than the Company to sustain its operations; and (iv) other risks and uncertainties indicated in documents filed with the SEC by the Company or LiveWire Group, Inc., including those risks and uncertainties noted in Risk Factors under Item 1.A of LiveWire Group Inc.’s most recent Annual Report on Form 10-K; (r) manage the quality and regulatory non-compliance issues relating to the brake hose assemblies provided to the Company by Proterial Cable America, Inc. in a manner that avoids future quality or non-compliance issues and additional costs or recall expenses that are material; (s) maintain a productive relationship with Hero MotoCorp as a distributor and licensee of the Harley-Davidson brand name; (t) successfully maintain or achieve a manner in which to sell motorcycles in Europe, China, and the Company’s Association of Southeast Asian Nations (ASEAN) countries that does not subject its motorcycles to incremental tariffs; (u) manage its Thailand corporate and manufacturing operation in a manner that allows the Company to avail itself of preferential free trade agreements and duty rates, and sufficiently lower prices of its motorcycles in certain markets; (v) retain and attract talented employees and leadership and qualified and experienced independent directors for its Board of Directors, eliminate personnel duplication, inefficiencies and complexity throughout the organization, and successfully complete transitions of executives, and effectively manage the return to on-site work of Milwaukee-based corporate employees at specified Company facilities; (w) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices; (x) manage the credit quality, the loan servicing and collection activities, and the recovery rates of Harley-Davidson Financial Services’ loan portfolio; (y) prevent a ransomware attack or cybersecurity incidents and data privacy breaches and respond to related evolving regulatory requirements; (z) adjust to tax reform, healthcare inflation and reform and pension reform, and successfully estimate the impact of any such reform on the Company’s business; (aa) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles; (bb) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities; (cc) manage changes, prepare for, and respond to evolving requirements in legislative and regulatory environments related to its products, services and operations, including increased environmental, safety, emissions or other regulations; (dd) manage its exposure to product liability claims in a manner that avoids or successfully mitigates the impact of substantial jury verdicts and manage exposure in commercial or contractual disputes; (ee) continue to manage the relationships and agreements that the Company has with its labor unions to help drive long-term competitiveness; (ff) realize the desired business benefits from KKR’s and PIMCO’s investments in Harley-Davidson Financial Services, Inc.; (gg) manage risks related to functions the Company outsources and the use of artificial intelligence by the Company and its vendors and suppliers; (hh) optimize capital allocation in light of the Company’s capital allocation priorities; (ii) manage the Company’s share repurchase strategy; (jj) manage issues related to climate change and related regulations; and (kk) realize the expected effects of the anticipated increase in Harley-Davidson Financial Services, Inc.’s retail finance receivable based on Harley-Davidson Financial Services, Inc.’s operating income.

The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its dealers to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions, or other factors.

Harley-Davidson Financial Services, Inc.’s retail credit losses will continue to change over time due to changing consumer credit behavior, macroeconomic conditions including the impact of inflation and Harley-Davidson Financial Services, Inc.’s efforts to increase prudently structured loan approvals to sub-prime borrowers. In addition, Harley-Davidson Financial Services, Inc.’s efforts to adjust underwriting criteria based on market and economic conditions, and actions that the Company has taken and could take that impact motorcycle values, may impact Harley-Davidson Financial Services, Inc.’s retail credit losses.

The Company’s operations, demand for its products, and its liquidity could be adversely impacted by changes in tariffs, inflation, work stoppages, facility closures, strikes, natural causes, widespread infectious disease, terrorism, war or other hostilities, including the conflict in Iran, or other factors. Refer to “Risk Factors” under Item 1.A of the Company’s Annual

Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 26, 2026, for a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above.

Non-GAAP Financial Measures
This earnings release includes financial information that is not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”, “GAAP”), including Adjusted EBITDA for HDMC and LiveWire and Adjusted EBITDA Margin for HDMC. These non-GAAP financial measures, which may be different from similarly-titled measures disclosed by other companies, are presented to enhance investors’ overall understanding of the Company’s financial performance.

Adjusted EBITDA for HDMC and Adjusted EBITDA for LiveWire are defined as Harley-Davidson, Inc. consolidated net income, excluding, on a consolidated basis, interest expense, income tax provision, investment income, and other income, net. Depreciation and amortization for HDMC and LiveWire, respectively, are excluded from Adjusted EBITDA for HDMC and LiveWire, respectively. In addition, certain other items impacting consolidated net income are excluded from HDMC Adjusted EBITDA and/or LiveWire Adjusted EBITDA. For example, the Company may exclude from HDMC or LiveWire Adjusted EBITDA the impacts of certain events, gains, losses or other costs and charges, such as corporate restructuring activities, reorganizations or one-time employee termination benefits, that affect the period-to-period comparability of HDMC’s and LiveWire’s operating performance. Adjusted EBITDA Margin is used by HDMC and is defined as HDMC Adjusted EBITDA divided by HDMC revenue.

The Company believes that Adjusted EBITDA and Adjusted EBITDA Margin for HDMC and Adjusted EBITDA for LiveWire more clearly identify the core trends in the respective ongoing business operations that could otherwise be masked by the effects of the items that the Company excludes from Adjusted EBITDA and Adjusted EBITDA Margin for HDMC and Adjusted EBITDA for LiveWire. These non-GAAP measures allow management and investors to view operating trends, perform analytical comparisons, and benchmark performance with other comparable companies and between periods without regard to items the Company does not consider a component of core operating performance.

Adjusted EBITDA and Adjusted EBITDA Margin have limitations and should not be considered in isolation from, as a substitute for, or more meaningful than, consolidated net income as determined in accordance with U.S. GAAP. Certain items excluded from HDMC and LiveWire Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance. The presentation of Adjusted EBITDA and Adjusted EBITDA Margin should not be construed as implying that the Company’s results will be unaffected by unusual or non-recurring items.

This earnings release includes a reconciliation of Harley-Davidson Inc. consolidated net income to HDMC Adjusted EBITDA and LiveWire Adjusted EBITDA.

Media Contact:
Jenni Coats
jenni.coats@Harley-Davidson.com
414.343.7902

Financial Contact:
Shawn Collins
shawn.collins@Harley-Davidson.com
414.343.8002

### (HOG-Earnings)

Harley-Davidson, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
HDMC revenue	$1,104,280	$1,043,649	$2,159,751	$2,125,155
Gross profit	304,126	298,705	571,115	613,949
Selling, administrative and engineering expense	231,788	237,389	479,852	436,362
Operating income from HDMC	72,338	61,316	91,263	177,587

LiveWire revenue	9,114	6,011	14,230	8,754
Gross (loss) profit	(48)	162	(583)	(1,619)
Selling, administrative and engineering expense	17,879	18,815	35,015	36,842
Operating loss from LiveWire	(17,927)	(18,653)	(35,598)	(38,461)

HDFS revenue	117,043	257,438	228,987	502,399
HDFS expense	95,444	187,665	185,150	368,590
Operating income from HDFS	21,599	69,773	43,837	133,809

Operating income	76,010	112,436	99,502	272,935
Other income, net	11,047	14,477	24,526	30,750
Investment income	11,840	10,950	20,536	19,891
Interest expense	(3,622)	(7,696)	(7,192)	(15,382)
Income before income taxes	95,275	130,167	137,372	308,194
Income tax provision	16,294	24,422	34,267	71,652
Net income	$78,981	$105,745	$103,105	$236,542
Less: Loss attributable to noncontrolling interests	824	1,824	1,473	4,131
Net income attributable to Harley-Davidson, Inc.	$79,805	$107,569	$104,578	$240,673

Earnings per share:
Basic	$0.76	$0.89	$0.97	$1.96
Diluted	$0.75	$0.88	$0.97	$1.95

Weighted-average shares:
Basic	105,099	121,521	107,544	122,727
Diluted	108,568	122,203	108,325	123,457

Cash dividends per share:	$0.1875	$0.18	$0.375	$0.36
LiveWire results presented in the Company's financial statements represent the LiveWire reportable segment as determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 280 Segment Reporting which may differ from LiveWire Group, Inc. results.

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)		(Unaudited)
	June 30, 2026	December 31, 2025	June 30, 2025
ASSETS
Current assets:
Cash and cash equivalents	$1,895,789	$3,091,744	$1,587,664
Accounts receivable, net	301,788	225,760	325,756
Finance receivables held for sale, net	545,761	264,238	—
Finance receivables held for investment, net	1,094,533	981,926	2,127,866
Inventories, net	500,935	730,898	630,287
Restricted cash	—	—	149,782
Other current assets	250,420	292,383	327,260
	4,589,226	5,586,949	5,148,615
Finance receivables held for investment, net	1,004,886	719,060	5,198,356
Other long-term assets	1,651,753	1,738,806	1,703,474
	$7,245,865	$8,044,815	$12,050,445
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,033,420	$1,061,194	$1,040,616
Short-term deposits, net	266,421	280,095	243,101
Short-term debt	613,141	497,776	503,353
Current portion of long-term debt, net	498,466	819,629	1,983,828
	2,411,448	2,658,694	3,770,898
Long-term debt, net	1,130,847	1,649,612	4,367,553
Other long-term liabilities	587,551	579,659	604,061

Shareholders’ equity	3,116,019	3,156,850	3,307,933
	$7,245,865	$8,044,815	$12,050,445

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six months ended
	June 30, 2026	June 30, 2025
Net cash (used) provided by operating activities	$(59,685)	$509,492

Cash flows from investing activities:
Capital expenditures	(44,694)	(65,560)
Finance receivables held for investment, net	(296,798)	(24,985)
Collection from retained securitization beneficial interests	23,460	—
Proceeds from derivative instruments	51,574	—
Other investing activities	(280)	691
Net cash used by investing activities	(266,738)	(89,854)

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	—	647,088
Repayments of medium-term notes	(810,950)	(700,000)
Proceeds from securitization debt	—	497,790
Repayments of securitization debt	—	(584,153)
Net increase (decrease) in unsecured commercial paper	114,102	(135,902)
Borrowings of asset-backed commercial paper	—	155,000
Repayments of asset-backed commercial paper	—	(145,379)
Net decrease in deposits	(20,554)	(13,073)
Dividends paid	(41,211)	(44,756)
Repurchase of common stock	(100,388)	(93,140)
Other financing activities	97	6
Net cash used by financing activities	(858,904)	(416,519)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(10,628)	12,375
Net (decrease) increase in cash, cash equivalents and restricted cash	$(1,195,955)	$15,494

Cash, cash equivalents and restricted cash:
Cash, cash equivalents and restricted cash, beginning of period	$3,091,744	$1,740,854
Net (decrease) increase in cash, cash equivalents and restricted cash	(1,195,955)	15,494
Cash, cash equivalents and restricted cash, end of period	$1,895,789	$1,756,348

Reconciliation of cash, cash equivalents and restricted cash on the Consolidated balance sheets to the Consolidated statements of cash flows:
Cash and cash equivalents	$1,895,789	$1,587,664
Restricted cash	—	149,782
Restricted cash included in Other long-term assets	—	18,902
Cash, cash equivalents and restricted cash per the Consolidated statements of cash flows	$1,895,789	$1,756,348

HDMC Revenue and Motorcycle Shipment Data
(Unaudited)

	Three months ended		Six months ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
HDMC REVENUE (in thousands)
Motorcycles	$848,057	$778,051	$1,684,351	$1,641,929
Parts and accessories	176,950	186,874	319,193	330,307
Apparel	56,068	55,240	113,380	112,564
Licensing	6,298	5,944	12,345	9,002
Other	16,907	17,540	30,482	31,353
	$1,104,280	$1,043,649	$2,159,751	$2,125,155

HDMC U.S. MOTORCYCLE SHIPMENTS	25,322	21,736	49,206	46,601

HDMC WORLDWIDE MOTORCYCLE SHIPMENTS
Grand American Touring(a)	19,641	18,080	41,161	41,758
Cruiser	13,550	13,110	24,209	24,970
Sport and Lightweight	4,617	3,188	8,348	5,296
Adventure Touring	1,401	1,459	2,786	2,414
	39,209	35,837	76,504	74,438
(a)Includes Trike

LiveWire Motorcycle Shipments	267	55	358	88

HDMC Gross Profit
(Unaudited)

The estimated impact of significant factors affecting the comparability of gross profit from the second quarter of 2025 to the second quarter of 2026 were as follows (in millions):

2025 gross profit	$299	$614
Volume	17	7
Price and sales incentives	(9)	(32)
Foreign currency exchange rates and hedging	(2)	12
Shipment mix	(27)	(47)
Raw material prices	(4)	(3)
Manufacturing and other costs	30	20
	5	(43)
2026 gross profit	$304	$571

HDFS Finance Receivables Allowance for Credit Losses
(Unaudited)

	Three months ended		Six months ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Balance, beginning of period	$21,596	$393,178	$2,235	$401,183
Provision for credit losses	17,643	49,738	30,796	103,072
Charge-offs, net of recoveries	(1,079)	(43,623)	5,129	(104,962)
Balances, end of period	$38,160	$399,293	$38,160	$399,293

Worldwide Retail Sales of Harley-Davidson Motorcycles(a)
(Unaudited)

	Three months ended		Six months ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
United States	27,574	26,704	49,819	45,911
Canada	2,177	2,227	3,735	3,912
Total North America	29,751	28,931	53,554	49,823
EMEA	6,959	7,621	11,993	12,796
Asia Pacific	4,990	4,967	8,957	9,329
Latin America	767	735	1,470	1,316
Total worldwide retail sales	42,467	42,254	75,974	73,264
(a)Data source for retail sales figures shown above is new sales warranty and registration information provided by dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and the Company does not regularly verify the information that its dealers supply. This information is subject to revision.

Harley-Davidson, Inc.
Reconciliation from Harley-Davidson, Inc. Net Income to HDMC Adjusted EBITDA
(In thousands)
(Unaudited)

	Three months ended		Six months ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net Income	$78,981	$105,745	$103,105	$236,542
Interest expense	3,622	7,696	7,192	15,382
Provision for income taxes	16,294	24,422	34,267	71,652
Investment income(a)	(11,840)	(10,950)	(20,536)	(19,891)
Other income, net(b)	(11,047)	(14,477)	(24,526)	(30,750)
Operating income	76,010	112,436	99,502	272,935
Less:
LiveWire operating loss	$(17,927)	$(18,653)	$(35,598)	$(38,461)
HDFS operating income	21,599	69,773	43,837	133,809
HDMC operating income	72,338	61,316	91,263	177,587
HDMC depreciation and amortization	39,644	35,420	80,651	71,679
Adjustments(c)	2,618	—	17,203	—
HDMC Adjusted EBITDA	$114,600	$96,736	$189,117	$249,266
HDMC Adjusted EBITDA Margin %	10.4%	9.3%	8.8%	11.7%

Harley-Davidson, Inc.
Reconciliation from Harley-Davidson, Inc. Net Income to LiveWire Adjusted EBITDA
(In thousands)
(Unaudited)

	Three months ended		Six months ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net Income	$78,981	$105,745	$103,105	$236,542
Interest expense	3,622	7,696	7,192	15,382
Provision for income taxes	16,294	24,422	34,267	71,652
Investment income(a)	(11,840)	(10,950)	(20,536)	(19,891)
Other income, net(b)	(11,047)	(14,477)	(24,526)	(30,750)
Operating income	76,010	112,436	99,502	272,935
Less:
HDMC operating income	$72,338	$61,316	$91,263	$177,587
HDFS operating income	21,599	69,773	43,837	133,809
LiveWire operating loss	(17,927)	(18,653)	(35,598)	(38,461)
LiveWire depreciation and amortization	2,245	2,588	4,660	5,673
Adjustments(d)	424	—	731	—
LiveWire Adjusted EBITDA	$(15,258)	$(16,065)	$(30,207)	$(32,788)
(a)Represents non-operating investment income, primarily due to income from short-term investments.
(b)Represents non-operating other income, primarily related to the Company's defined benefit plans.
(c)Represents adjustments related to corporate restructuring, primarily due to one-time employee termination benefits.
(d)Represents adjustments related to transaction costs for the acquisition of Dust Motorcycles, Inc. and expenses associated with the LiveWire At-The-Market Program.